Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of PPL Corporation, Inc. on Form S-8 of our report dated June 15, 2016, relating to the financial statements of PPL Employee Stock Ownership Plan appearing in the Annual Report of PPL Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

December 20, 2016